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                                                                   Exhibit 10.26


               CORRECTIONS CORPORATION OF AMERICA (THE "COMPANY")

             SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

                             RETAINERS AND FEES                                2006
                             ------------------                                ----
    Board retainer.......................................................    $ 50,000
    Board meeting fee....................................................    $  3,000
    Audit chair retainer.................................................    $ 10,000
    Audit member retainer................................................    $  2,000
    Compensation, Nominating and Governance chair retainer...............    $  5,000
    Committee chair meeting fee (excluding Executive)....................    $  2,500
    Non-chair committee meeting fee......................................    $  2,000

         In addition to the cash compensation set forth above, each non-employee director receives a nondiscretionary annual grant of a non-qualified option for the purchase of 4,000 shares of the Company's common stock. The option has an exercise price equal to the fair market value of the stock on the grant date and is fully vested as of the grant date.

II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the annual base salaries, which become effective April 1, 2006, and the fiscal 2005 performance bonuses provided to the Company's Chief Executive Officer and four most highly compensated executive officers (the "Named Executive Officers").

                                                                  FISCAL 2005
          EXECUTIVE OFFICER                2006 SALARY            BONUS AMOUNT
          -----------------                -----------            ------------
    John D. Ferguson                        $ 700,000              $ 677,727
    Irving E. Lingo, Jr.                    $ 353,500              $ 338,864
    Kenneth A. Bouldin                      $ 310,500              $ 293,059
    Richard P. Seiter                       $ 290,000              $ 269,983
    G. A. Puryear, IV                       $ 240,000              $ 223,063

The Named Executive Officers also participate in the Company's 2006 Cash Bonus Plan and receive long-term incentive awards pursuant to the Company's stockholder approved equity incentive plans.

III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2006 annual meeting of stockholders.